Exhibit 99.1

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EDITED TRANSCRIPT

SWHC—Q2 2015 Smith & Wesson Holding Corp Earnings Call

EVENT DATE/TIME: DECEMBER 04, 2014 / 10:00PM GMT

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DECEMBER 04, 2014 / 10:00PM GMT, SWHC—Q2 2015 Smith & Wesson Holding Corp Earnings Call

CORPORATE PARTICIPANTS

Liz Sharp Smith & Wesson Holding Corporation—VP of IR

James Debney Smith & Wesson Holding Corporation—President and CEO

Jeff Buchanan Smith & Wesson Holding Corporation—CFO

CONFERENCE CALL PARTICIPANTS

Cai von Rumohr Cowen and Company—Analyst

Andrea James Dougherty & Company—Analyst

Brian Ruttenbur CRT Capital Group—Analyst

Chris Krueger Lake Street Capital—Analyst

Scott Hamann KeyBanc Capital Markets—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the second quarter FY15 Smith & Wesson Holding Corporation earnings conference call. My name is Denise, and I will be the operator for today.

(Operator Instructions)

As a reminder, this conference is being recorded for replay purposes. I would now turn the call over to Liz Sharp, Vice President of Investor Relations. Please proceed.

Liz Sharp —Smith & Wesson Holding Corporation—VP of IR

Thank you, and good afternoon. Our comments today may contain predictions, estimates, and other forward-looking statements. Our use of words like anticipate, project, estimate, expect, intend, believe, and other similar expressions, is intended to identify those forward-looking statements. Forward-looking statements also include statements regarding revenue, earnings per share, fully-diluted share count, and tax rate for future periods, our product development, focus, initiatives, objectives, and strategies, our market share and market demand for our products, market and inventory conditions related to our products, and in our industry in general, growth opportunities and trends, and the expected benefits of our proposed acquisition of Battenfeld Technologies.

Our forward-looking statements represent our current judgment about the future, and they are subject to various risks and uncertainties. Risk factors and other considerations that could cause our actual results to be materially different are described in our Securities filing, including our Forms 8-K, 10-K, and 10-Q. You can find those documents, as well as a replay of this call on our website at Smith-Wesson.com

Today’s call contains time-sensitive information that is accurate only as of this time, and we assume no obligation to update any forward-looking statements contained herein. Our actual results could differ materially from our statements today. I have a few important items to note with regard to our comments on today’s call.

First, we reference non-GAAP adjusted EBITDA on this call. Note that the reconciliation of GAAP income from operations to adjusted EBITDA can be found in today’s 8-K filing, as well as today’s earnings press release, all which are posted to our website. Also, when we reference EPS, we are always referencing diluted EPS.

Finally, please note that this call references only our continuing operations. For the results of our discontinued operations, please refer to our 10-Q for the period ended October 31, 2014, which filed this afternoon. I will now turn the call over to James Debney, President and CEO of Smith & Wesson.

James Debney —Smith & Wesson Holding Corporation—President and CEO

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DECEMBER 04, 2014 / 10:00PM GMT, SWHC—Q2 2015 Smith & Wesson Holding Corp Earnings Call

Thank you, Liz. Good afternoon, everyone, and thanks for joining us. With me on today’s call is Jeff Buchanan, our Chief Financial Officer. Later in the call, Jeff will provide a recap of our financial performance, as well as our guidance outlook.

Our results for the second quarter met our expectations, and reflected ongoing execution on our strategy, as we continue to navigate the consumer firearms market, as it returns to a more normalized environment. While we are pleased with our results, conditions in the channel have become increasingly competitive. As a result, we are lowering our guidance for the balance of the fiscal year.

Before we discuss that, however, let me provide a few important data points from the quarter. Total sales and earnings per share came within our range of guidance, although, as expected, they were lower than last year. Lower sales of long guns, including Modern Sporting Rifles, or MSRs, drove most of our second-quarter sales decline.

The decline in handgun sales was smaller, due to continued strong sales of our small concealed-carry polymer pistols and revolvers. Adjusted mix for our second quarter reflected that the market followed its seasonal trends, strengthening from typical summer lows as we moved into the fall hunting season. Adjusted mix increased slightly, just below 1%, while our unit sales into the domestic consumer channel for the same period declined by about 27%.

As I noted last quarter, while we would normally use this comparison to tell us whether we gained or lost market share, current movement in inventory levels and noise in the channel make that comparison less meaningful. Therefore, we are relying primarily on our internal monthly analysis, and key distributor feedback for more accurate market share information. Both sources indicate that our broad product offering remains popular with consumers, and that we remain the market leader in the handgun and Modern Sporting Rifle categories.

We believe that industry-wide channel inventories remained high across most product categories in the second quarter, the result of a channel over replenishment that exists following the last consumer surge in firearm purchasing. However, we are pleased that Smith & Wesson inventory in the distributor channel declined in absolute numbers during the second quarter from 145,000 units at the end of Q1 to 118,000 units at the end of Q2.

This is a decrease of more than 18%, and while that still represents weeks of cover that is somewhat above our preferred eight-week threshold, this is excellent progress in a short amount of time, especially as we believe that most competitors’ inventory in the distributor channel remains higher than ours. Since the end of the quarter, our inventory number has continued to decline, and we are now at 111,000 units, off our high several months ago of 151,000 units. This is the lowest our distributor inventory has been in the last eight months. And as a reminder, it is with these distributors where most of our channel inventory resides.

Sales into the professional channel were $16.4 million, and included strong international sales. While this business can be lumpy in nature, this result represents 14% growth over the year-ago quarter. During the quarter, and right on schedule, we completed the conversion of our Houlton operation to a precision machining center, an initiative that reflects our continued focus on profitability.

On the new product front, we continue to expand our family of M&P pistols with the launch of our M&P performance center ported series. These four new competition-ready models offer discerning customers new choices and premium features. Our M&P 22 Compact, a tactical rimfire pistol we launched in Q1, delivers the popular features of our M&P centerfire pistol in a smaller version. This is an exciting new firearm for consumers, but its launch occurred amidst the shortage of 22 caliber ammo shortage, creating a bit of a headwind. That said, our marketing campaign is still ramping up, and we are getting very positive initial feedback from retailers.

Finally, and after the close of our second quarter, we announced two events that represent an acceleration of key milestones that have been set forth on our strategic road map for some time. First, we announced that we will partner with General Dynamics to pursue the US Army solicitation for the modular handgun system, and we will enter that competition with a product from our M&P polymer pistol family.

Secondly, we announced that we have signed an agreement to acquire Battenfeld Technologies, a growing and profitable provider of high-quality shooting and hunting accessories. Before I share more detail, Jeff will review our second-quarter financial results.

Jeff Buchanan —Smith & Wesson Holding Corporation—CFO

Thanks, James. Revenue for the quarter was within our guidance at $108.4 million, but down 22.1% from the prior year, as expected. Gross margin for the quarter was 32.1%, which compared to 41.6% in the prior year. The decrease in margin is mostly due to lower fixed-cost absorption from reduced volumes, and an unfavorable mix of products. Gross margin was favorably impacted as a result of our vertical acquisition of Deep River Plastics.

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DECEMBER 04, 2014 / 10:00PM GMT, SWHC—Q2 2015 Smith & Wesson Holding Corp Earnings Call

Operating expenses were $24 million or [22%] of revenue compared with $29.2 million, or 20.9% of revenue in the prior year. In dollars, operating expenses decreased, due to lower incentive compensation, and ERP-related expenses. Operating margin was 10% in the second quarter, compared to 20.7% in the prior year. Net income that came in at the top of our guidance at $5.1 million, or an EPS of $0.09 as compared with $0.28 in the prior year. Non-GAAP adjusted EBITDA in Q2 was $18.8 million, as compared with $36.9 million in the year-ago period.

Turning to the balance sheet, we ended the quarter with $64.3 million in cash, no borrowings on our line of credit, and $175 million of outstanding senior notes issued in two tranches. We slightly reduced our internal inventory in the second quarter. Although we do not think inventory will be further reduced by the end of Q3, we do think that we will have meaningful reductions by the end of our fiscal year. In Q2, a cash reduction of $19.1 million was driven primarily by operating cash outflow of $14.2 million, and internal capital spending of $6.6 million.

Looking ahead, we expect to reduce capital expenditures in the second half of our fiscal year to $16 million, down about $21 million from the first half. That reduced spending, combined with expected positive operating cash flow, should yield positive free cash flow in the second half of our fiscal year.

As James noted, we signed a purchase agreement to acquire Battenfeld Technologies for $130.5 million. This is an all-cash purchase, funded by using our existing cash balances, and drawing $100 million on our line of credit. We partially exercised the accordion feature on our line of credit, and increased it from $75 million to $125 million. Based on current market conditions, we expect the interest rate on that loan will be 4% or lower.

We expect the BTI acquisition to be accretive in FY16 and thereafter, with a double-digit annual revenue growth rate for this new accessories segment. Without taking into account any revenue synergies, we estimate the transaction would add $0.07 per share to our EPS in FY16 and would also be accretive to our gross margins. Assuming the transaction closes in late December as planned, it would have a minor impact on Q3 revenue, but would add about $13 million of revenue in Q4. In terms of EPS, the transaction would negatively impact Q3 earnings by about $0.05 per share, and would break even in Q4, since we have to amortize the acquired backlog and pay deal expenses.

And before I discuss our financial outlook, I would point out that since we have not closed the BTI acquisition, and its timing is uncertain, the following guidance does not include any of the BTI revenue or EPS impact that I just discussed. Turning to the Smith & Wesson outlook, as James pointed out, we are pleased with the reduced level of Smith & Wesson inventory in the distributor channel. The excess inventory situation for our competitors, however, remains problematic for us, since we believe it diminishes the open-to-buy for our channel partners, and this will impact our Q3 results. We also expect those results to be impacted by increases in our promotional programs, which James will later discuss in detail.

Taking all of these factors into account, we estimate that our fiscal third-quarter revenue will be between $113 million and $118 million, and that our EPS be between $0.09 and $0.11. And for the full fiscal year, we now estimate that our revenue will be between $504 million and $508 million, and that our EPS will be between $0.66 and $0.70. And just to reemphasize, that outlook does not include BTI.

If we close BTI in December as is currently planned, we would expect the revenue and EPS impact that I previously described. All these estimates are based on our current fully diluted share count of 55 million shares. We expect the effective tax rate for the rest of the current fiscal year to be approximately 37%. Back to James.

James Debney —Smith & Wesson Holding Corporation—President and CEO

Thank you, Jeff. To reiterate our approach at Smith & Wesson, we do not simply react to the market, but rather manage our business for the long-term, in a way that gives us the ability to take market share, independent of whether or not the market is growing or shrinking. That strategy drives the way we manage our Company from marketing and new product development, to operations management, to budget planning.

Based upon recent adjusted mix background checks, it appears that consumer demand is trending to its normal seasonal pattern. This is very encouraging, since we believe that seasonal increases in full and winter activity will help to reduce high levels of competitors’ inventory in the channel that exist, following the recent surge in consumer firearm demand.

The recent adjusted mix results of Black Friday provided further encouragement. It was a record result, with consumers driving more than 175,000 background checks in that single day. As I noted last year, when background checks were only 144,000, the data suggests to us that firearms have now taken their place among the basket of mainstream durable goods that consumers look to find deals on during Black Friday sales.

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DECEMBER 04, 2014 / 10:00PM GMT, SWHC—Q2 2015 Smith & Wesson Holding Corp Earnings Call

As I mentioned earlier, point-of-sale analysis that we conduct internally, and feedback from one of our major distributors indicate that we held our market share in the second quarter, and we remain the market leader in both handguns and MSRs. Overall, we believe that inventories in the channel still remain elevated, and that distributors and retailers continue to hold an unfavorable product mix that includes a number of lesser brands and hard to sell products.

On top of this, two more recent developments have occurred, and these represent the key drivers in our decision to lower our guidance. First, we are seeing discounting and promotional activities of other lesser brands at the retail counter that is deeper than we expected. Second, we believe that some independent firearms retailers are reluctant to spend dollars replenishing exhausted inventories of their most popular products, such as Smith & Wesson firearms, choosing instead to promote those products that remain on their shelves.

We are surprised by this lack of willingness to restock, but it is a behavior which is difficult to dissuade, since retailers know that they can quickly obtain our products from distributors, if they wish to do so. The bottom line is that the channel appears to be largely focused on clearing the shelves of hard-to-sell products, converting their inventories to cash ahead of the January show season when deals will be plentiful. This situation should last only until channel inventories tighten up; however, it is likely to impact our sales and market share in the meantime.

In fact, we would not be surprised to experience some market share loss in the third quarter, as retailers continue to promote and heavily discount their over-inventoried products. We intend to combat this situation and regain in Q4 any share points we may have forfeited in Q3. Gaining market share is core to our strategy, and we are absolutely not willing to yield our leadership position. Therefore, we have planned several aggressive promotions for our coming show season designed to defend and grow our market share in this competitive environment, and here I am referencing the show season in our industry which runs January through February.

During that time, distributors and buying groups host shows for their firearms retailers. These are order-writing shows that kick off the upcoming calendar year, and this is where we intend to have a major impact. We will very actively engage with our distributors and retailers at this year’s shows, as well as our major retailers, to ensure that their inventories fully represent our products.

Our promotions have been carefully designed to help accomplish that. We possess an iconic brand and market-leading products that remain very popular with consumers, and at the end of the day, we believe it is the consumer who ultimately drives channel inventory to better match consumer demand.

At the same time, we remain focused on executing our long-term strategy, and during the second quarter, we significantly accelerated our progress on two fronts: First, we announced our partnership with General Dynamics to pursue the replacement of the US Army standard issue sidearm. The handgun we plan to submit will be a next-generation model of our M&P polymer pistol, a platform used by professionals worldwide, because of its performance, reliability, and durability.

The Army’s draft solicitation calls for a new modular handgun system that can be easily adjusted to fit all hand sizes, and is optimized for improved gun ammunition and magazine performance. The Army’s stated plan is to commence this competition in January 2015, with delivery of the first new handgun system in 2017. General Dynamics brings a wealth of experience and resources in federal government contracting, which is an ideal match with our knowledge and experience in handgun design and manufacturing technology. We look forward to working together to pursue this exciting opportunity to support our military.

The second important strategic development is our acquisition of Battenfeld Technologies or BTI. The expansion of our accessories business has been a milestone on our strategic road map for some time now, but we did not expect to complete it until FY16. BTI is well-known for its innovative and high-quality shooting and hunting accessories, under many well-known brands such as Caldwell and Tipton.

Acquiring BTI provides us with a unique opportunity to acquire a thriving company that fits perfectly within our core firearm business. It also allows us to move more strongly into the hunting vertical, as well as establish a strong platform for growth in our existing firearms accessories business, which has been a small but highly profitable part of our Company.

Most of Battenfeld Technologies’ growth has occurred organically, which is a testament to the robust new product development capability that President Jim Gianladis, and his team have established. That capability, combined with BTI’s sophisticated sourcing and distribution infrastructure, should provide a solid platform for organic and inorganic double-digit compounded annual growth for our new accessories division.

As they develop new accessory products to meet the needs of the consumer, this division would have full access to the iconic Smith & Wesson name, and the entire family of brands, including M&P and Thompson/Center Arms. In addition, our existing accessories business, which has historically delivered gross margins approaching 50%, would be rolled into and would benefit from BTI’s sourcing and distribution efficiencies, and new product development expertise. We expect to deliver positive revenue synergies as a result of this combination.

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DECEMBER 04, 2014 / 10:00PM GMT, SWHC—Q2 2015 Smith & Wesson Holding Corp Earnings Call

This is a very exciting time for our Company. In the midst of navigating a very challenging environment, the team has successfully executed not only in our short-term business requirements, but also on achieving some key milestones on our longer-term strategic plan.

We continue to believe that the underlying market is intact, and that our industry is in the midst of a long-term and sustainable growth trend. Our objective is to grow faster than the market by taking share. With that, operator, please open up the call for questions from our analysts.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Our first question comes from Cai Von Rumohr with Cowen and Company. Please proceed.

Cai von Rumohr —Cowen and Company—Analyst

Yes, thank you so much. So, nice job in getting your inventories down a bit. I note that the finished parts came down. You mentioned that the second, third quarter, the inventories would be flat to up. Do you still expect to have them at about $85 million by year-end?

Jeff Buchanan —Smith & Wesson Holding Corporation—CFO

Yes. Cai, we are still on target with the goals that we mentioned last time.

James Debney —Smith & Wesson Holding Corporation—President and CEO

And as we mentioned, Cai, as well, we are about to enter the very busy show season as well. That, no doubt, is going to draw down on our finished goods inventory.

Cai von Rumohr —Cowen and Company—Analyst

Got it. And then you mentioned, that you are now at 111,000 units. So refresh my memory, where is your weeks to cover, and what’s your estimate as to where the weeks to cover for your competitors are? Just give us a range so we can bracket this a bit.

James Debney —Smith & Wesson Holding Corporation—President and CEO

It’s tough to do, Cai. We talk about our own inventory, as we have said, we will give units, but we are really most interested in getting below that eight-week threshold in terms of cover. So we will see velocity increase, especially as we go into the show season. On that, we will, even if our units stay at a constant, will draw reduced number of weeks cover that we actually have in inventory.

In terms of competitors, it’s a huge range. We’ve seen anything from 12 weeks up to six months. It’s a very big range.

Cai von Rumohr —Cowen and Company—Analyst

Okay. Do you feel, I think you got surprised going into the first quarter. Do you feel now you have a pretty good read as to where your competitors are, and what are you doing differently to be able to say that?

James Debney —Smith & Wesson Holding Corporation—President and CEO

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DECEMBER 04, 2014 / 10:00PM GMT, SWHC—Q2 2015 Smith & Wesson Holding Corp Earnings Call

At a deeper analysis, pretty much building on what we discussed last time, we are just diving deeper into the analytics than we’ve ever done before. We’re actually in the process of recruiting more analysts into the business, so we can do an even better job of doing that. So I would say, yes, we feel confident that we have our arms around the current situation that we see in the market, and that we are reacting appropriately.

We talk about our more aggressive promotions this time around at the show season. Just as a reminder, we always do promotions at that time of year, but we have decided that we are going to be more aggressive to gain back any of those share points that we may give away over the next few months.

Cai von Rumohr —Cowen and Company—Analyst

Last one, maybe on the Army bid. Should we expect any noticeable bid and proposal expenses in the upcoming quarters? And secondly, maybe give us some more color on Battenfeld, and the revenue synergies, and maybe cost synergies. How much — I don’t know if you can quantify any of it, but any other color you can give us on that would be terrific.

James Debney —Smith & Wesson Holding Corporation—President and CEO

Sure. Just quickly on the military M9 replacement. One of the reasons that we’re partnering with General Dynamics is because of the resources that they have and the experience they have of winning and managing these types of contracts. How we were approaching military contracts historically was that we would have to hire in expensive consultants and try and do a lot of that work ourselves, which to be perfectly honest, we were novices at.

So heavily leaning on those consultants, and they’re very expensive. Well, really that’s the expertise that General Dynamics brings. So it’s the perfect marriage for us. We are the designer and manufacturer of a great handgun, the M&P polymer pistol, but as I said, we’re developing the next generation so that we completely meet the needs and requirements of the US military. And that marriage to General Dynamics, who knows absolutely how to navigate these processes, and had to fulfill all the requirements of this type of contract for us, is just perfect.

And then just switching to Battenfeld. In terms — a best example of a revenue synergy that I can give you, the simplest is extracting out of our own $20 million accessory business that we have. One part of that is Thompson/Center Arms, is a very successful and high-margin piece of business. Here, by giving it to a very talented management team at Battenfeld, we feel very confident that they will be able to not only sustain those revenues, but grow and take market share with those accessories.

And at the same time, they now have — as I said, they have access to three very powerful brands, which they can leverage the value of those brands as they develop more accessories, they can brand them with those brand names, and launch them into the marketplace. The other side of it is, we have a licensing business, some licensing revenues which you know is fairly small. We don’t talk about it very often at all, but there you have certain accessory manufacturers who are licensing the Smith & Wesson name, for example, where we can actually produce those parts ourselves now and generate even more revenue.

So that’s just some examples, but I have to say, primary attractions for Battenfeld is great brands, very strong management team, very talented demonstrated excellent growth over the years, very attractive margins, extremely accretive, and of course the most important for us, it’s strategic. It’s right in our wheelhouse when it comes to our core firearms business. As I said, we already have an accessories build this in our core firearms business, so we are very excited about that. We think it’s a great opportunity to continue to grow the business overall.

Jeff Buchanan —Smith & Wesson Holding Corporation—CFO

And, Cai, do you want me to answer the question on cost?

Cai von Rumohr —Cowen and Company—Analyst

Anything you could do would be great, yes.

Jeff Buchanan —Smith & Wesson Holding Corporation—CFO

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DECEMBER 04, 2014 / 10:00PM GMT, SWHC—Q2 2015 Smith & Wesson Holding Corp Earnings Call

We actually don’t believe there will be any cost synergies because it will be operated standalone. The thing they do very well is run their new products business, and in fact, we are going to be moving our — some of our business back towards them. We have said that we expect about $0.07 of EPS next year, so that’s without taking in — that’s assuming that their costs continue, but that’s not taking into account any of the revenue synergies.

Of course that cash EPS, which is basically the net income, and then you add back the amortization and depreciation that we have to do off of the purchase price, is more like $0.18 a share. So, again, very cash accretive, EPS accretive and gross margin accretive. And with plenty of revenue on synergies.

Cai von Rumohr —Cowen and Company—Analyst

Terrific. So just the last one, can you give us a range on your free cash flow estimate for this year?

Jeff Buchanan —Smith & Wesson Holding Corporation—CFO

No, I don’t think we’ve given that in the past. We didn’t plan on giving that right now. But as we’ve said, numerous times, the fourth quarter is always a very strong cash flow quarter just as a result of everything.

Just the way with the industry works, this year it will be even particularly strong, because of two additional factors. One, in the past, our inventory used to be — our CapEx was back-loaded, and this year it was front-loaded, so our CapEx is going down. As you mentioned earlier, we are expecting a good reduction in our inventory in Q4.

Cai von Rumohr —Cowen and Company—Analyst

Terrific. Thank you very much.

Operator

Our next question comes from Andrea James with Dougherty & Company. Please proceed.

Andrea James —Dougherty & Company—Analyst

Thanks for taking my questions. I could tell you were anticipating the questions about Battenfeld, because you gave a pretty thorough answer to Cai there. I just want to see, so my understanding is it was a competitive bid. Was it your sense that you wanted to acquire this company, so your gain is a competitor’s loss? I guess my question is, why this company and why now, when historically you’ve been getting very focused on handguns and getting out of sort of some of your side businesses?

James Debney —Smith & Wesson Holding Corporation—President and CEO

What we’ve always said when it comes to M&A activity is that we are not out there necessarily targeting any brands or companies for acquisition, but we have said when something comes in front of us opportunistically, we would always strategically evaluate it to see if it’s a fit. We’ve got M&A deals coming across the desk all the time. This is the first one, pretty much, that we’ve shown this degree of interest in, just for the reasons I described to Cai earlier.

We think it’s a fit. Accessories is already a part of our core firearm business. And if you just reference our investor presentation, which currently isn’t available, by the way, because it’s been updated, so it will be back on the web fairly soon. But three of our fixed strategic corporate objectives, first one, protect and grow our core firearms business, well, accessories is part of our core firearm business. The second one focused on profitable growth. This is a very profitable company and is accretive to us.

The last objective, number six, three, four, five don’t apply, is to pursue strategic relationships and acquisitions relating to our current business. This relates strongly to our current business, so I think it’s a great fit in that respect, as we look at what we said before. If you go to the rules for success part of our investor presentation, number one, the most important rule, is concentrate on firearm industry. This is very much part of the firearms industry. And our well-published strategic event road map had FY16 as initiative, assess accessories market and potential for expansion and growth. So I just think we’re right on target.

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DECEMBER 04, 2014 / 10:00PM GMT, SWHC—Q2 2015 Smith & Wesson Holding Corp Earnings Call

Andrea James —Dougherty & Company—Analyst

Thank you. And then how do we get a sense of quantifying? You said you were going to get pretty aggressive with some of your discounts in the show season, but you do that all the time. How many points of margin, is it above how you normally think about your discounting, or just can you quantify that in some way for us?

Jeff Buchanan —Smith & Wesson Holding Corporation—CFO

I think the best — no, we can’t actually. I’m not going to actually quantify points of margin. I’m just going to say that our guidance that we gave you is included in there, and because we’re fairly specific about operating expenses, the things we’ve said in the past remain the same, that operating expenses are about the same. They will probably go up about $1 million or so in Q3 because of SHOT Show, but other than that, you can pretty much back into the gross margins. You can see that at a higher number, the gross margins are lower, so there’s definitely an impact.

Andrea James —Dougherty & Company—Analyst

Okay. That’s helpful. And then, just one more. I’m just curious to get your take on what’s going on with Colt. I know it’s sort of an odd question to ask, but do you think there’s going to be more industry consolidation with them? And does their filing for bankruptcy protection have an impact on your business at all? Does it open up opportunity to take share? Just curious to see what you think of it?

James Debney —Smith & Wesson Holding Corporation—President and CEO

I would, just talking about opportunity, I don’t see any opportunities to really take anymore share points, because it’s Modern Sporting Rifles, and we remain the market leader there, by far. I would say Colt has a respectable position in terms of market share when it comes to Modern Sporting Rifles, but I will let Jeff comment in more detail. They seem to be almost back to business as usual.

Jeff Buchanan —Smith & Wesson Holding Corporation—CFO

Yes, I don’t think, I guess we wouldn’t really — my comments on their financial situation, that’s for them to work out, so I will leave it at basically what James said.

Andrea James —Dougherty & Company—Analyst

I appreciate it. Thank you guys so much.

Operator

Our next question comes from Brian Ruttenbur from CRT Capital. Please proceed.

Brian Ruttenbur —CRT Capital Group—Analyst

Thank you very much. Okay. So, we’re going to take another shot at this. So the discounts in the fourth quarter are going to be aggressive, and it’s not going to be so much on the gross side, more so than historical. But there’s going to be higher operating expenses? Is that the way to read that summary?

Jeff Buchanan —Smith & Wesson Holding Corporation—CFO

There’s going to be — there will be a lower gross margin than would normally be the case.

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DECEMBER 04, 2014 / 10:00PM GMT, SWHC—Q2 2015 Smith & Wesson Holding Corp Earnings Call

Brian Ruttenbur —CRT Capital Group—Analyst

Okay. And then thank you —

Jeff Buchanan —Smith & Wesson Holding Corporation—CFO

I’m just going to say it’s like, again, because we give such specific guidance about the top line, the bottom line, I think most people know that our interest expense, not including the Battenfeld transaction, is about like $3 million a quarter. It’s pretty easy to calculate the gross margin, and what you will find is that it is sort of relatively constant now, the rest of the year, despite the fact that revenue is going up in Q4.

Brian Ruttenbur —CRT Capital Group—Analyst

Okay. Perfect. In terms of CapEx in FY16, the trend is to go down now that the ERP system is in. Can you give us a ballpark where you think your ongoing CapEx needs are?

Jeff Buchanan —Smith & Wesson Holding Corporation—CFO

As we have said in the past, our maintenance CapEx is probably in the low 20s. And what we do next year hasn’t been entirely decided yet, and we’re not forecasting next year, so I can’t really comment on next year.

Brian Ruttenbur —CRT Capital Group—Analyst

Is Battenfeld a high CapEx business?

Jeff Buchanan —Smith & Wesson Holding Corporation—CFO

No, it’s a very low Cap business. They mainly focus on product development. Their manufacturing is outsourced.

James Debney —Smith & Wesson Holding Corporation—President and CEO

They just actually relocated, and that’s probably the most capital that they’ve ever spent. So that’s a one time and we’re out the way of that.

Brian Ruttenbur —CRT Capital Group—Analyst

Okay. I’m going to ask for little more detail, hopefully you can answer on third and fourth quarter with the acquisition. What does D&A go from and to?

Jeff Buchanan —Smith & Wesson Holding Corporation—CFO

Again, we haven’t really quite — we haven’t closed the transaction, haven’t done the analysis that is required. When we close the transaction, we will file the appropriate SEC documents that you can begin to figure that out. Our D&A without that is $25 [billion].

I sort of gave you a hint when I said that cash earnings next year are $0.18, but we think that the GAAP EPS impact is $0.07. That means there is about $0.11 of D&A that is associated with that, next year. That should be able to get you to some rough numbers.

Brian Ruttenbur —CRT Capital Group—Analyst

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DECEMBER 04, 2014 / 10:00PM GMT, SWHC—Q2 2015 Smith & Wesson Holding Corp Earnings Call

Right. And that’s primarily A versus D?

Jeff Buchanan —Smith & Wesson Holding Corporation—CFO

Yes, almost. That’s almost all A.

Brian Ruttenbur —CRT Capital Group—Analyst

Okay. And then last question, share buyback, what did you do in the period, and what was your average price?

Jeff Buchanan —Smith & Wesson Holding Corporation—CFO

We did nothing because we had purchased everything allowed under our bond covenants last quarter.

Brian Ruttenbur —CRT Capital Group—Analyst

Okay. Can you do any in the third or fourth quarter, and do you plan to?

Jeff Buchanan —Smith & Wesson Holding Corporation—CFO

We cannot, according to the bond covenants, we cannot. Because right now, there is a maximum amount each year and it’s $30 million, and so it’s actually — so, we’re at the limit.

Brian Ruttenbur —CRT Capital Group—Analyst

Then starting the beginning of the fiscal year, so beginning of May, you can start another $30 million. Is that correct?

Jeff Buchanan —Smith & Wesson Holding Corporation—CFO

That is correct.

Brian Ruttenbur —CRT Capital Group—Analyst

Great. Thank you very much.

Operator

(Operator Instructions)

Our next question comes from Chris Krueger with Lake Street Capital Markets. Please proceed.

Chris Krueger —Lake Street Capital—Analyst

Good afternoon. Just a couple of quick ones. Can you tell us what percentage of your sales go directly to a retailer versus those that go to a distributor? And whether there’s much difference in their ordering?

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DECEMBER 04, 2014 / 10:00PM GMT, SWHC—Q2 2015 Smith & Wesson Holding Corp Earnings Call

James Debney —Smith & Wesson Holding Corporation—President and CEO

What we’ve called out in past investor presentations, which again, the investor presentation is in the process of being updated, was that via two-step distribution, so wholesalers, 72% of our consumer business, the balance, so that 28%, is a combination of direct to the bigger retailers, the big boxes such as Cabela’s and Gander Mountain, and the two buying groups that we serve directly. And as a reminder, buying groups are made up of members of — the membership is made up of independent firearms retailers.

Chris Krueger —Lake Street Capital—Analyst

Okay, and have their ordering trends in general been the same across the board, as far as holding off as they reduce inventories?

James Debney —Smith & Wesson Holding Corporation—President and CEO

I can’t, obviously, go into too much detail, because it’s something we’ve never really discussed before, in terms of the trends of ordering, but it’s variable. What I said, when I referenced independent retailers, some of them have been unwilling to restock their shelves adequately. We actually did some analysis recently of 105 locations, all owned by independent firearms retailers, and we took one of the most, if not the most, popular product out there in the moment, which is our M&P Shield in 9 millimeter, and looked at opening and closing inventory in October, and 40% of them either opened the month with zero inventory, or closed the month with a zero inventory, or both. We don’t know how many times they stocked out in the month, if they did at all.

But 40%, for me, is a pretty high number, and that’s one of the big surprises. That’s a hot-selling product that our consumer wants, that you really should be in a good inventory position, be ready for them walking in the store to ask for that product.

Chris Krueger —Lake Street Capital—Analyst

Okay. Shifting gears over to the Tri Town acquisition, I think that closed right at the beginning, or middle of the first quarter. Could you give us an update on how the integration has gone? And also, are you seeing a pipeline of other vertical acquisition opportunities building?

Jeff Buchanan —Smith & Wesson Holding Corporation—CFO

I’ll answer the answer the question about Tri Town, and James can answer the question about other vertical acquisitions. It’s going very well. It’s probably one of the better integrations that I’ve done in my — I’m not doing it, but I’ve experienced in my careers.

It’s accretive. It’s done everything that we wanted it to do, which is give us more insight into plastic injection molding process, allowing us more R&D in that process, reducing risk in the supply chain, because now we know exactly what’s going on behind the curtains, so to speak. And it’s been accretive from day one. It’s doing — so far, it’s been accretive about $0.03 year-to-date. So we’re actually probably a little bit ahead of where we thought, because I think we had said it was going to be $0.04 accretive.

James Debney —Smith & Wesson Holding Corporation—President and CEO

And again, another great —

Jeff Buchanan —Smith & Wesson Holding Corporation—CFO

Excuse me, $0.04 for the whole year. It’s only been half a year.

James Debney —Smith & Wesson Holding Corporation—President and CEO

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DECEMBER 04, 2014 / 10:00PM GMT, SWHC—Q2 2015 Smith & Wesson Holding Corp Earnings Call

Again, another great management team that we’re very pleased to have part of our family, so they bring a lot of stability to that business, and they know absolutely what they’re doing. In terms of further vertical integration opportunities, I think I’ve said before, there are quite a few. There are certainly two or three that pique our interest, so we remain focused on that, and we’ll update accordingly.

Chris Krueger —Lake Street Capital—Analyst

All right. That’s all I’ve got. Thanks.

Operator

Our next question comes from Scott Hamann with KeyBanc Capital Markets. Please proceed.

Scott Hamann —KeyBanc Capital Markets—Analyst

Yes. Thanks, good afternoon. Just on the Battenfeld acquisition, can you give us a sense of what the revenues annually have been historically, and have those trended down the last few years?

Jeff Buchanan —Smith & Wesson Holding Corporation—CFO

No. Actually, the revenues — well, we haven’t said what they were in the past, when we file the SEC documentation, you’ll see that. We did say that it was $55 million in our upcoming FY16, and we also said that they have had — I think we specified the compounded annual growth rates, since — it’s actually been up strongly every year, and I think it was — we can find that in the original. 18% since 2006, has been the CAGR on that, and it’s been up every year. Okay, and then, in terms of your assumptions for that business in FY16, should we assume that you believe it’s going to do a similar type rate? Yes. I mean, we said that we expect it to do basically, at least $55 million is the way we had said it, with 27% or 28% EBITDA margins.

Scott Hamann —KeyBanc Capital Markets—Analyst

That $55 million would be at a strong double-digit growth rate, versus what they did this year is what you’re saying?

Jeff Buchanan —Smith & Wesson Holding Corporation—CFO

I’m not saying that. I’m saying that it’s been up every year. We said two things: That since we acquired it — or we haven’t acquired it yet, but since we signed the deal, as of right now, looking back since 2006, it’s been an 18% CAGR. It’s been up every year, and next year, it’s going to be up again, in the $55 million is what it is going to be next year.

Again, we’re going to — eventually, you’re going to — once we close the transaction, we’ll file, and you’ll see the numbers. But basically it’s been up, it’s been 18%, and we expect it to have double-digit CAGR going forward.

Scott Hamann —KeyBanc Capital Markets—Analyst

Okay, understood. And then, maybe a question around the distributor shows coming up. Obviously, a lot of manufacturers have inventory out there, and I’m sure a lot of people are going to have a plan to go aggressive into these dealer shows. Do you have some kind of visibility, or have early discussions with some of the distributors, that you get the sense that you’re going to have a pretty good order book coming out of the distributor shows?

James Debney —Smith & Wesson Holding Corporation—President and CEO

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DECEMBER 04, 2014 / 10:00PM GMT, SWHC—Q2 2015 Smith & Wesson Holding Corp Earnings Call

No, not really. Not to that level of detail. Obviously, we have November meetings with them, at what’s called NASTW, so where manufacturers present their show specials for the up and coming season, so we participated there. I was there myself. So we meet directly with all our distributor partners. You get a sense for what they’re seeing, versus what we’re presenting, but you get no detail, quite rightly.

Scott Hamann —KeyBanc Capital Markets—Analyst

Okay, and then, maybe, James, a higher-level question. Just thinking about the environment that we’re in now, and obviously, you and others are going to be pretty aggressive in the fourth quarter with some of these specials. Do you think that the consumer condition to the price discounts they’ve seen, and manufacturers being aggressive with the distributors is going to change ultimately the margin potential of this business, to get back to levels you’ve seen, or to grow from the levels we’re going to end this year at?

James Debney —Smith & Wesson Holding Corporation—President and CEO

I don’t think so, no. I think ultimately, they would return in the long-term. I think the good thing about promoting them in the way that we’re promoting them is it’s something that’s not undoable. It can be reversed. Given our brand, we have an iconic brand versus a lot of the competition, that gives us an awful lot of pricing power up and down, so we’re very flexible in that respect. And that’s really what differentiates us, when it comes to the consumer, is ultimately, our family of brands, which are very, very strong, as you know, and our broad and very high-quality product portfolio.

Scott Hamann —KeyBanc Capital Markets—Analyst

Okay, and then just one last question for Jeff. Looking at some of the moving pieces here with the credit facility, and some new debt coming on, can you remind us of where the covenants are, under the credit facility, for leverage ratios, and what other relevant metrics we have to be focused on?

Jeff Buchanan —Smith & Wesson Holding Corporation—CFO

Sure. TD Bank has a leverage ratio that is EBITDA to leverage of like 3 points on [2.5], okay? So, I’ll give you an estimate, you don’t know all of the pieces, but if we close the BTI transaction today, we got to use their EBITDA and our EBITDA, looking backwards, the ratio would be about 2.2. Okay. We have a fixed charge coverage ratio, I think you know what that is. It’s 1.5, so we’re right now at like 5.5.

Once we do the deal, we’ll be at like almost 4, like 3.8, so we got lots of headroom there. And then we have an extremely easy covenant with the senior notes coverage ratio, which is basically EBITDA divided by your interest expense. Right now it’s — and that’s 2. Right now it’s 19. I think if we close the transaction, it would be 12 or something like that. So not even a close concern on any of these. Remember, once we close the transaction, we’ll still have a lot of cash, and then we’re entering the biggest period of cash generation for the Company, so it’s possible with the amount of cash that we have, that we’ll even pay down the loans. This is assuming that we keep the line of credit out at [100], which is probably not a realistic assumption.

Scott Hamann —KeyBanc Capital Markets—Analyst

Okay, that’s helpful. Jeff, just on the $125 million in cash. At last quarter, you said you were going to have it at the end of the year, obviously that changed with the acquisition. Do you have an updated apples-to-apples number there?

Jeff Buchanan —Smith & Wesson Holding Corporation—CFO

Well, we’re only using $25 million on the acquisition, and we have specified exactly what we’re going to do on the acquisition, so —

Scott Hamann —KeyBanc Capital Markets—Analyst

Right, but the business came —

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DECEMBER 04, 2014 / 10:00PM GMT, SWHC—Q2 2015 Smith & Wesson Holding Corp Earnings Call

Jeff Buchanan —Smith & Wesson Holding Corporation—CFO

Excuse me. Like $30 million, because we’re going to borrow $100 million.

Scott Hamann —KeyBanc Capital Markets—Analyst

But then the business deteriorated a little bit over the last 90 days too, so I guess it took down CapEx, so is that what’s maybe making—?

Jeff Buchanan —Smith & Wesson Holding Corporation—CFO

It hasn’t impacted, in a material way, the cash that we expected. And when I gave you that number, that was an at-least number, that wasn’t the estimates.

Scott Hamann —KeyBanc Capital Markets—Analyst

Okay, thank you.

Operator

This concludes today’s question-and-answer session. I will now hand the call over to Mr. Debney for any closing remarks. Please proceed.

James Debney —Smith & Wesson Holding Corporation—President and CEO

Thank you. I want to again thank the entire Smith & Wesson team for maintaining their focus on delivering results. Thank you all for joining us this evening, and we look forward to speaking with you next quarter.

Operator

This concludes today’s conference. You may now disconnect. Have a great day, everyone.

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